Q1 Revenue Guidance Reaffirmed... $12 million Revenues... + 12% YoY... Record Quarterly Revenues... Zanett on Track to Profitable Q1 EBITDA*... Zanett to File 10-Q by May 15th...

Friday April 27th, 12:30 am EDT

NEW YORK--(PRIME NEWSWIRE)-April 27, 2007--Zanett Inc. (NASDAQ: ZANE - News) a leading information technology (IT) consulting firm serving Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security, today reaffirmed Revenue guidance for first quarter of 2007, together with positive EBITDA* guidance.

GUIDANCE

The following statements are based on current management expectations. These statements are forward-looking and actual results may differ materially.
This guidance, given within the following 4 paragraphs, supersedes and replaces any and all guidance or comments made by Zanett management prior to this date.

The company expects its Q1 2007 services revenue, including reimbursed expenses, to be just shy of $12 million. This guidance would represent revenue growth of almost 12% y-o-y (ie, over the first quarter of 2006).

$50 MILLION RUN-RATE APPROACHING

Claudio Guazzoni, Chairman and CEO stated, "I am extremely happy to see our Company continuing to register record quarterly revenues. Right now we are operating just under a $50 million run-rate. Zanett has grown from zero to almost $50 million run-rate in just 6 years and we continue to organically invest toward our goal of achieving $250 million in run-rate revenues by 2009."

ORGANIC INVESTMENT & GAAP PROFITABILITY

At a recent investor conference, Mr Guazzoni stated, "We are currently heavily investing in our business, and in our people. We have just hired a 'rock-star' to head our National Sales Team. During Q1 we significantly invested in our employees...and we do like to treat our employees well..good healthcare, employee options...we enjoy being called the 'employer of choice'. For all of FY2006 the difference between cash profitability** and GAAP profitability is the $1.8 million in non-cash charges, most of it due to options we give to our employees for a job well done. So far, we have been targeting GAAP profitability to occur soon... hopefully within the next few quarters. All of these GAAP non-cash charges are very large, but not insurmountable. As all of these charges are coming in, we are beginning to focus on Q2 as our GAAP profitability target."

*EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization) is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to nor more meaningful than GAAP earnings. EBITDA measures presented may not be comparable to similarly titled measures presented by other companies. EBITDA is defined as GAAP net income plus all cash and non-cash interest expense, plus all cash and non-cash tax expense, plus all cash and non-cash depreciation expenses, plus all cash and non-cash amortization expenses.

** Cash profitability is a non-GAAP performance measure and is not intended to be a performance measure that should be regarded as an alternative to nor more meaningful than GAAP earnings. Cash profitability measures presented may not be comparable to similarly titled measures presented by other companies. Cash profitability is defined as GAAP net income plus all non-cash depreciation expenses, plus all non-cash amortization expenses, plus all non cash stock compensation costs.

ABOUT ZANETT (www.zanett.com)

Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings - Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Business Intelligence, Web and Portal Development, and Middleware Technologies.
Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett currently employs over 228 people nationwide, is headquartered in New York City, and operates out of 9 offices (Atlanta, Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, New York City, Philippines, and Denver). Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.

DISCLAIMER AND FORWARD-LOOKING STATEMENTS

(PLEASE READ THE FOLLOWING 3 PARAGRAPHS CAREFULLY)

Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarters ended September 31st 2006, June 30th 2006, and March 31st 2006.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with, Oracle Corporation, and no implication is made what-so-ever to suggest as such.

Contact:
BPC Financial Marketing
John Baldissera
800-368-1217

Source: Zanett, Inc.